Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement Nos 333-225797 and 333-225797-01 on Form S-1 of our report dated March 20, 2020 relating to the consolidated financial statements of Prosper Marketplace, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Prosper Marketplace, Inc. and Prosper Funding LLC for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
April 15, 2020